Exhibit 5.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statement on Form F-10 of Domtar Inc. (the “Corporation”) dated May 10, 2005, relating to the offering of debt securities of the Corporation, of our auditors’ report dated February 23, 2005 on the consolidated balance sheets of the Corporation as at December 2004 and 2003 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2004, which appears in the Form 40-F of the Corporation filed on March 24, 2005.

We also consent to the reference to us under the heading “Experts” in the prospectus that is part of such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Montréal, Québec
May 10, 2005